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                                                                       Exhibit 5

                   ANNUITY AGREEMENT FOR PURCHASE AND SALE OF
                                  COMMON STOCK


      This Agreement is made and entered into by and between James F. Thacker, sometimes hereinafter referred to as "Seller", and Empire Investment Banking Company, sometimes hereinafter referred to as "Buyer",

      WHEREAS, Seller is the owner of shares of restricted common stock ("stock") of Medaphis Corporation, hereinafter sometimes referred to as "Company": and

      WHEREAS Seller is willing to sell 1,000,000 shares of said restricted common stock, and Buyer is willing to purchase said stock in Company upon the terms and conditions hereinafter set forth.

      NOW, THEREFORE, IT IS AGREED as follows:

      1. Purchase of Common Stock. Seller agrees to sell, and Buyer agrees to buy Seller's stock in Company for the sum of $4,300,000. The purchase price shall be paid as follows:

      By payment of quarterly annuity payments in the amount of $114,566.92 payable to Seller for the term of his life. The annuity starting date is November 1, 1996 with the first quarterly payment due January 31, 1997. Payments shall cease to accrue upon the death of Seller with final payment prorated to the date of death.

      2. Assignment and Transfer.

      a) Seller hereby sells and transfers to Buyer said 1,000,000 shares of restricted common stock in Company.

      b) Seller shall execute and deliver to Buyer at the closing, or at any subsequent time as may be demanded by Buyer, such bill of sale, assignment or other documents evidencing the conveyance of said 1,000,000 shares of restricted common stock of the Company to Buyer.

      c) At the closing, Seller shall deliver such certificates evidencing such shares, duly endorsed in blank, to Buyer, with appropriate stock powers for transferring said shares on the books and records of the corporation as herein provided or as otherwise directed by Buyer.

      3. Warranties of Seller.

      a) Seller hereby represents and warrants that he is the owner, beneficially and of the record, of said 1,000,000 shares of common stock of Company free and clear of all liens, encumbrances, security agreements, equities, options, claims, charges and





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restrictions. Seller has full power to transfer the common stock without obtaining the consent or approval of any person or entity.

      4. Liabilities, Seller warrants and represents that he has not knowingly insured any liabilities in the name of Medaphis which are obligations of said corporation. Seller agrees to indemnify and hold the Buyer free and harmless from any liabilities knowingly incurred by Seller in the name of said corporation which are not reflected on the books and records of the company on the date of this agreement.

      5. Warranties of Buyer.

      a) Buyer hereby represents and warrants that it is purchasing the stock which is the subject of this agreement for long-term investment purposes and that Seller is only willing to enter into this agreement based on said representation. Buyer acknowledges that Seller will be selling registered shares over the next several years and that Seller's willingness to enter into this agreement is based both upon Buyer's willingness to warrant such long-term investment purpose and upon the restrictions upon resale set forth herein. This is a material inducement to Seller's entering into this Agreement.

      Buyer hereby represents and warrants that it will not in any manner attempt to have any part of the 1,000,000 shares being purchased registered for sale in the market prior to June 30, 2000. Buyer acknowledges that any such attempt would materially damage Seller due to Seller's expressed intention to register and sell a substantial number of other shares owned by Seller.

      Buyer further agrees that after June 30, 2000, it will not sell more than 250,000 shares of said stock within any twelve month period without first obtaining the written permission of Seller. This requirement shall become null and void at such time as Seller owns less than 100,000 shares of Medaphis Corporation as reflected on the books of said corporation's transfer agent or held in Seller's account by any broker.

      b) Buyer is sophisticated in financial matters and is able to evaluate the risks and benefits of the investment in the stock sold herein.

      c) Buyer is able to bear the economic risks of its investment in the stock sold herein for an indefinite period of time because the stock has not been registered under the Securities Act and has other restrictions contained herein which severely affect the liquidity of this investment.

      d) Buyer has had an opportunity to ask questions and receive answers concerning the terms and conditions of the offering of this restricted stock for sale and has had full access to any such information requested.

      e) Buyer acknowledges that it has voluntarily entered into this agreement, and that said agreement constitutes the legal, valid and binding obligation of Buyer, enforceable according to its terms.

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      6. Recovery of Litigation Costs. If any legal action is brought for the enforcement of this agreement or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this agreement, the successful or prevailing party shall be entitled to recover reasonable attorney's fees and other costs incurred in that action or proceeding in addition to any other relief to which said party may be entitled.

      7. Survival of Representations. Except as herein specifically provided, the representations and warranties made by any party hereto, and the obligations of any party to be performed hereunder, shall survive and continue beyond the transfer date of said stock.

      8. Closing Date. This transaction shall close on December 1, 1996, at 9:00 a.m., at the offices of Empire Investment Banking Company, or any other day prior thereto when all documents herein described have been delivered.

      9. Successors and Assign. All covenants and agreements contained herein by or on behalf of either party shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not.

      10. Severability. Whenever possible, each provision of this agreement shall be interpreted in such a manner a to be effective and valid under applicable law, but if any provision of this agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition of invalidity, without invalidating the remainder of this agreement.

      11. Descriptive Headings: Interpretation. The descriptive headings of this agreement are inserted for convenience only and do not constitute Sections of this agreement.


      12. Governing Law. All questions concerning the construction, validity, and interpretation of this agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice of law of conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

      13. Legend. The certificates representing the stock being sold herein will bear the following legend:

      "THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED ("THE ACT") OR UNDER THE SECURITIES OR BLUE SKY LAWS OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR IN A TRANSACTION WHICH IS NOT SUBJECT TO THE REGISTRATION


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REQUIREMENTS OF THE ACT OR ANY APPLICABLE STATE SECURITIES OR BLUE SKY LAWS AND
IN THE CASE OF A TRANSACTION NOT SUBJECT TO SUCH REGISTRATION REQUIREMENTS UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER THE ACT."

      IN WITNESS WHEREOF, the parties have executed this Agreement for Purchase and Sale of Common Stock as of the 31st day of October, 1996.

        BUYER                               SELLER


By:____________________________             ____________________________


   ______________________________(Title)    James F. Thacker
   for Empire Investment Banking Co.



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